Exhibit 99.2

       Form of Chaiman Letter to the Stockholders of NetOptix Corporation

NETOPTIX CORPORATION LOGO

                                                               ________ __, 2000

Dear Stockholder of NetOptix Corporation:

         The Board of Directors of NetOptix Corporation has unanimously approved a merger in which Corning Incorporated will acquire NetOptix. In the merger, each share of NetOptix common stock will be converted into the right to receive
0.90 of a share of Corning common stock, and NetOptix will become a wholly-owned subsidiary of Corning. Corning common stock is listed on the New York Stock Exchange under the symbol "GLW". As of ________, Corning's closing stock price was $________.

         The merger cannot be completed unless the holders of a majority of the outstanding shares of NetOptix's common stock approve the merger and adopt the merger agreement. NetOptix has scheduled a special meeting of its stockholders for _________, 2000 to vote on this matter. If you were a stockholder of record on _________, you may vote at this meeting. Your vote is very important.

         Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

         THIS PROXY STATEMENT/PROSPECTUS CONTAINS ANSWERS TO FREQUENTLY ASKED QUESTIONS AND A SUMMARY DESCRIPTION OF THE MERGER (BEGINNING ON PAGE 1), FOLLOWED BY A MORE DETAILED DISCUSSION OF THE MERGER AND OTHER RELATED MATTERS. YOU SHOULD ALSO CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" COMMENCING ON PAGE __ OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

                           Sincerely,

Ralf T. Faber                              Gerhard R. Andlinger
President                                  Chairman and Chief Executive Officer
NetOptix Corporation                       NetOptix Corporation

                             YOUR VOTE IS IMPORTANT.

                            PLEASE CAST YOUR VOTE BY
                 COMPLETING, SIGNING, DATING AND RETURNING YOUR
                         PROXY IN THE ENCLOSED ENVELOPE.

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Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the Corning common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

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    THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS DATED ________ ___, 2000,

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT ________ __, 2000.



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